Exhibit 99.1

ENERGEN CORPORATION
605 Richard Arrington Jr. Blvd. N.
Birmingham, AL 35203-2707

For Release: 4:30 p.m. ET	Contacts: Julie S. Ryland
Monday, June 20, 2016	205.326.8421

ENERGEN CLOSES, SIGNS PSAS ON ASSETS IN DELAWARE AND SAN JUAN BASINS
GROSS PROCEEDS EXCEED $550 MM
Capital Investment in 2016 Increased to $450 MM as Additional Delaware DUCs Planned

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that it has closed or signed purchase and sale agreements (PSAs) for its non-core Delaware Basin and San Juan Basin assets. Including all sales transactions with multiple, undisclosed buyers, the total gross proceeds of $551.7 million are subject to standard closing costs and transaction fees. Asset sales not yet closed are expected to close by mid-August. The company expects to incur minimal taxes in association with these transactions.

Net production associated with all the non-core properties being sold averaged 9.0 thousand oil-equivalent barrels per day (mboepd) in April 2016, of which only 34 percent was oil; the majority of the production is in the San Juan Basin. In the Delaware Basin, the non-core assets for which sales are closed or pending largely reflect unproved leasehold of approximately 55,000 net acres previously designated as Tier 1 or Tier 2. At December 31, 2015, proved reserves associated with all non-core asset sales totaled approximately 55 million oil-equivalent barrels (BOE).

“We are very pleased with the success of our non-core asset sales,” said James McManus, Energen’s chairman and chief executive officer. “The proceeds have exceeded our expectations and, as a result, our balance sheet is even stronger. This position of financial strength allows us a great deal of flexibility to pursue additional capital investment opportunities in the Permian Basin in 2016 and 2017, including increased drilling and development and acquisitions.

“To that end, we are increasing our capital investment in 2016 to approximately $450 million to further build up our inventory of drilled but uncompleted wells (DUCs) at year end,” McManus added. “Up to $130 million will now target the Delaware Basin, where we plan to drill 17-19 net DUCs in the second half of 2016. In total, we now expect to end the year with approximately 54-58 net DUCs in the Permian Basin. [Prior capital guidance was $350-$400 million and 37-50 net DUCs.]

“Not only does our balance sheet support the completion of these wells in 2017 but it also places us in an excellent financial position to undertake additional drilling and development activities in 2017.”

[See Energen’s updated investor slides for June 2016 at www.energen.com for additional information on its balance sheet and revised 2016 capital plans.]

With the sale of the remainder of its San Juan Basin assets, Energen has completed its transition to a pure Permian Basin operator. Its focus is on drilling and developing its high-quality acreage positions in the Midland and Delaware basins, where it estimates a remaining net resource potential of 2.0 billion BOE.

In the core Midland Basin, the company has approximately 68,500 net acres with 2,546 net identified locations in seven horizontal formations. After all the transactions have closed, Energen will have approximately 42,200 net acres in the Delaware Basin in Texas and New Mexico with 954 net identified locations in four Wolfcamp shale formations.

The company’s primary focus in the Delaware Basin will be on bringing forward the value on approximately 31,200 net acres in Loving and parts of Reeves and Ward counties. On this core acreage position, the company has identified 675 net locations, including 148 net locations with at least 10,000 foot laterals and another 217 net locations with average lateral lengths of 7,500 feet.

[See Energen’s updated investor slides for June 2016 at www.energen.com for additional information on its identified inventory and resource potential in the Delaware and Midland basins.]

The following tables update Energen’s production guidance midpoints for the second quarter of 2016 and for calendar year 2016 to exclude all sales-associated production (prior guidance excluded only that production associated with assets designated as held for sale, i.e., eastern Texas Delaware Basin and San Juan Basin). These new midpoints are within ranges of 53.5-54.3 mboepd in the second quarter and 52.7-53.5 mboepd in the year.

Production Guidance by Basin (excluding production from non-core asset sales) (mboepd)

Area	2Q16e Midpoint	2016e Midpoint	2015
Midland Basin	35.2	34.2	31.6
Horizontal	26.6	25.5	20.3
Vertical	8.6	8.7	11.3
Delaware Basin	9.4	9.8	12.1
Central Basin Platform/Other	9.3	9.1	9.9
Total	53.9	53.1	53.6
Total production associated with non-core asset sales excluded from the above guidance:
Delaware Basin	3.2	3.0	3.1
San Juan Basin	5.5	5.4	5.0
NOTE: Totals may not sum due to rounding

Production Guidance by Commodity (excluding production from non-core asset sales) (mboepd)

Commodity	2Q16e Midpoint	2016e Midpoint	2015
Oil	34.8	34.3	35.6
NGL	8.9	8.7	8.6
Gas	10.2	10.1	9.3
Total Production	53.9	53.1	53.6
Total production associated with non-core asset sales excluded from the above guidance:
Oil	2.8	2.7	2.8
NGL	2.5	2.4	2.1
Gas	3.4	3.3	3.2
NOTE: Totals may not sum due to rounding

[See Energen’s updated investor slides for June 2016 at www.energen.com for additional information on revised guidance for 2Q16 and CY16, including revised expense guidance.]

Energen Corporation is a pure-play Permian Basin exploration and production company focused on drilling and developing its high-quality, oil-dominated assets in the Delaware and Midland basins. For more information, go to www.energen.com.

FORWARD LOOKING STATEMENTS: All statements, other than statements of historical fact, appearing in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements about our expectations, beliefs, intentions or business strategies for the future, statements concerning our outlook with regard to the timing and amount of future production of oil, natural gas liquids and natural gas, price realizations, the nature and timing of capital expenditures for exploration and development, plans for funding operations and drilling program capital expenditures, the timing and success of specific projects, operating costs and other expenses, proved oil and natural gas reserves, liquidity and capital resources, outcomes and effects of litigation, claims and disputes and derivative activities. Forward-looking statements may include words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “foresee”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “seek”, “will” or other words or expressions concerning matters that are not historical facts. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. Except as otherwise disclosed, the forward-looking statements do not reflect the impact of possible or pending acquisitions, investments, divestitures or restructurings. The absence of errors in input data, calculations and formulas used in estimates, assumptions and forecasts cannot be guaranteed. We base our forward-looking statements on information currently available to us, and we undertake no obligation to correct or update these statements whether as a result of new information, future events or otherwise. Additional information regarding our forward‐looking statements and related risks and uncertainties that could affect future results of Energen, can be found in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website - www.energen.com.

CAUTIONARY STATEMENTS: The SEC permits oil and gas companies to disclose in SEC filings only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. Outside of SEC filings, we use the terms “estimated ultimate recovery” or “EUR,” reserve or resource “potential,” “contingent resources” and other descriptions of volumes of non-proved reserves or resources potentially recoverable through additional drilling or recovery techniques. These estimates are inherently more speculative than estimates of proved reserves and are subject to substantially greater risk of actually being realized. We have not risked EUR estimates, potential drilling locations, and resource potential estimates. Actual locations drilled and quantities that may be ultimately recovered may differ substantially from estimates. We make no commitment to drill all of the drilling locations that have been attributed these quantities. Factors affecting ultimate recovery include the scope of our on-going drilling program, which will be directly affected by the availability of capital, drilling, and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approvals, and geological and mechanical factors. Estimates of unproved reserves, type/decline curves, per-well EURs, and resource potential may change significantly as development of our oil and gas assets provides additional data. Additionally, initial production rates contained in this news release are subject to decline over time and should not be regarded as reflective of sustained production levels.